UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2016

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal, Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2016, Gogo Inc. (“Gogo”) announced that it had promoted John Wade, age 53, as its Executive Vice President and Chief Operating Officer, effective August 15, 2016.

Mr. Wade joined Gogo in November 2008 and previously served as Executive Vice President and General Manager, Business Aviation Services, where he was responsible for overseeing the success and overall direction of Gogo’s Business Aviation division, with all functions reporting to him. He also assisted CEO Michael Small in developing and meeting Business Aviation’s corporate and financial goals. Prior to Gogo, Mr. Wade served as chief technical officer and general manager at inflight mobile phone and Internet provider OnAir. He was responsible for all of OnAir’s Internet business, including sales, strategy, customer relationship management and product development. Mr. Wade has more than 30 years of experience in the avionics and inflight communications industries, having also held positions at inflight Internet and connectivity services provider Tenzing Communications, as well as PRIMEX Aerospace Company, GEC Marconi In-Flight Systems and others. Mr. Wade received his education at the University of Brighton, U.K., where he earned a First Class B Engineering Honors Degree in Electronic Engineering and graduated at the top of his class.

Mr. Wade has no family relationships with any director or executive officer of Gogo and has not been involved in any related person transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Executive Vice President and Chief Operating Officer, Mr. Wade’s 2016 salary was increased from $330,000 to $360,000 and he will be granted (i) 2,500 time-vesting restricted stock units, (ii) 700 performance restricted stock units, (iii) 19,400 time-vesting stock options and (iv) 6,100 performance stock options under the Gogo Inc. 2016 Omnibus Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite Elias

Marguerite Elias
Executive Vice President, General Counsel and Secretary

Date: August 30, 2016